Registration No. ___-_________
As filed with the Securities and Exchange Commission on June 18, 2019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
____________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Riverview Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	38-3917371
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3901 North Front Street
Harrisburg, Pennsylvania 17110
(Address of Principal Executive Offices)

Riverview Financial Corporation
2019 Equity Incentive Plan
(Full Title of the Plan)

Copies to:
Brett D. Fulk	Benjamin M. Azoff, Esq.
Chief Executive Officer and President	Jeffrey M. Cardone, Esq.
Riverview Financial Corporation	Luse Gorman, PC
3901 North Front Street	5335 Wisconsin Ave., N.W., Suite 780
Harrisburg, Pennsylvania 17110	Washington, DC 20015-2035
(717) 957-2196	(202) 274-2000
(Name, Address and Telephone
Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, no par value per share	1,140,000	$10.61 (2)	$12,095,400.00	$1,466
_________________________
(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Riverview Financial Corporation 2019 Equity Incentive Plan (the “Equity Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of Riverview Financial Corporation (the “Company”) pursuant to 17 C.F.R. Section 230.416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Determined pursuant to 17 C.F.R. Section 230.457(h)(1) of the Securities Act.

________________________

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and 17 C.F.R. § 230.462.

PART I.
Items 1 and 2.  Plan Information and Registrant Information and Employee Plan Annual Information
The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.
Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II.
Item 3.  Incorporation of Documents by Reference
The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:
(a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2018 (File No. 001-38627), filed with the Commission on March 14, 2019 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the year covered by the Annual Report on Form 10-K referred to in (a) above; and
(c) The description of the Company’s common stock contained in the Registration Statement on Form S-3 filed with the Commission on March 22, 2019, and as subsequently amended (Commission File No. 333-230468).
All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.
All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.
Item 4.  Description of Securities
Not applicable.
Item 5.  Interests of Named Experts and Counsel
None.

Item 6.  Indemnification of Directors and Officers
Subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law (“PBC”) permits a Pennsylvania corporation to limit the personal liability of its directors for monetary damages, subject to the limitations and conditions described in Subchapter B.  Subchapter D of Chapter 17 of the PBCL provides for indemnification of any person who is or was a representative of a Pennsylvania corporation and specifically empowers the corporation to indemnify, subject to the limitations and conditions described in Subchapter D, any person who is or was a representative of the corporation in connection with any action, suit or proceeding brought or threatened by reason of the fact that he or she is or was a representative of the corporation.
Article 23 of the bylaws of the Company sets forth circumstances under which directors, officers, employees and agents of the Company may be insured or indemnified against liability which they incur in their capacities as such:
Section 23.1 of the bylaws provides that the Company shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the Company, or is or was serving at the request of the Company as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.
Section 23.2 of the bylaws provides that the Company shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a representative of the Company or is or was serving at the request of the Company as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the Company unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the Company is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.
Section 23.3 of the bylaws provides that to the extent that a representative of the Company has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 23.1 or 23.2 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
Section 23.5 of the bylaws provides that expenses (including attorneys’ fees) incurred in defending any action or proceeding referred to in Article 23 may be paid by the Company in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the person to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Company as authorized in Article 23 or otherwise.
Section 23.6 of the bylaws provides that the indemnification shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 23.10 of the bylaws provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Article 23 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the Company and shall inure to the benefit of the heirs and personal representative of that person.

Item 7.  Exemption From Registration Claimed
Not applicable.
Item 8. Exhibits.
Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. Attached Hereto

4	Form of Voting Common Stock Certificate	*

5	Opinion of Luse Gorman, PC	Attached as Exhibit 5

10.1	Riverview Financial Corporation 2019 Equity Incentive Plan	**

10.2	Form of Restricted Stock Award Agreement	Attached as Exhibit 10.2

10.3	Form of Incentive Stock Option Award Agreement	Attached as Exhibit 10.3

10.4	Form of Non-Qualified Stock Option Award Agreement	Attached as Exhibit 10.4

23.1	Consent of Luse Gorman, PC	Contained in Exhibit 5

23.2	Consent of Dixon Hughes Goodman LLP	Attached as Exhibit 23.2

24	Power of Attorney	Contained on Signature Page
_________________________
*
Incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 (File No. 333-201017) originally filed by the Company under the Securities Act with the Commission on December 17, 2014, and as subsequently amended.

**
Incorporated by reference to Exhibit A to the definitive proxy statement for the Annual Meeting of Shareholders of Riverview Financial Corporation (File No. 001-38627), filed by the Company under the Exchange Act on April 23, 2019.

Item 9.  Undertakings
The undersigned registrant hereby undertakes:
1. To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (section 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fees” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs 1(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harrisburg, Commonwealth of Pennsylvania, on June 18, 2019.
RIVERVIEW FINANCIAL CORPORATION
By:	/s/ Brett D. Fulk
Brett D. Fulk
Chief Executive Officer and President
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Riverview Financial Corporation (the “Company”) hereby severally constitute and appoint Brett D. Fulk, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Brett D. Fulk may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of common stock to be issued upon the exercise of stock options and the award of restricted stock under the Riverview Financial Corporation 2019 Equity Incentive Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Brett D. Fulk shall do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.
Signatures	Title	Date

/s/ Brett D. Fulk	Director, Chief Executive Officer	June 18, 2019
Brett D. Fulk	and President
(Principal Executive Officer)

/s/ Scott A. Seasock	Chief Financial Officer	June 18, 2019
Scott A. Seasock	(Principal Financial and Accounting Officer)

/s/ John G. Soult, Jr.	Director and Chairman of the Board	June 18, 2019
John G. Soult, Jr.

/s/ David W. Hoover	Director and Vice-Chairman of the Board	June 18, 2019
David W. Hoover

Signatures	Title	Date

/s/ Albert J. Evans	Director	June 18, 2019
Albert J. Evans

/s/ Paula M. Cherry	Director	June 18, 2019
Paula M. Cherry

/s/ Maureen M. Gathagan	Director	June 18, 2019
Maureen M. Gathagan

/s/ Howard R. Greenawalt	Director	June 18, 2019
Howard R. Greenawalt

/s/ Carl W. Metzgar	Director	June 18, 2019
Carl W. Metzgar
/s/ Joseph D. Kerwin	Director	June 18, 2019
Joseph D. Kerwin

/s/ Kevin D. McMillen	Director	June 18, 2019
Kevin D. McMillen
/s/ Timothy E. Resh	Director	June 18, 2019
Timothy E. Resh
/s/ Marlene K. Sample	Director	June 18, 2019
Marlene K. Sample

Director
William E. Wood